FIRST AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS FIRST AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is executed as of this 27th day of May, 2021 (“the Effective Date”), by and between Stephen L. Schlecht (“Executive”) and Duluth Holdings Inc. (the “Company”).

RECITALS

WHEREAS, the Company and Executive (jointly, the “Parties”) are party to that certain Employment Agreement, as amended, dated August 5, 2015 (the “2015 Employment Agreement”) and the Company and Executive desire to amend and restate the 2015 Employment Agreement in its entirety, on the terms and conditions set forth herein.

WHEREAS, as a result of Executive’s continued employment with the Company, Executive will have access to and be entrusted with valuable information about the Company’s business and customers, including trade secrets and confidential information; and

WHEREAS, the Company and Executive (the “Parties”) believe it is in their best interests to make provision for certain aspects of their relationship during and after the period in which Executive is employed by the Company.

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, the Parties agree as follows:

Article I EMPLOYMENT
Position and Duties

.  Executive shall be employed in the position of Senior Advisor to the Company and shall be subject to the authority of, and shall report to, the Company’s Board of Directors (the “Board”).  Executive’s duties and responsibilities shall include (a) advising the Company’s Chief Executive Officer (the “CEO”) on matters of strategy, operations and culture; (b) participating in leadership meetings at the invitation of the CEO; (c) in coordination with the CEO, serving as a resource to senior members of Company management; and (d) such other duties and responsibilities as may be assigned from time-to-time by the Board.  Executive shall devote sufficient time, attention, energies, and best efforts to the business interests of the Company to perform Executive’s duties pursuant to this Agreement, not to exceed 47 full weeks per year.  With respect to outside board activities, Executive may serve on the board, advisory board or committee of any non-profit or for-profit organization.  Executive may from time-to-time work remotely.

Term of Employment

.  The Company employs Executive, and Executive accepts employment by the Company, for the period commencing on the Effective Date and ending on the date of the annual meeting of shareholders of the Company in 2025 (the “Employment Term”); provided, however, that the Employment Term shall be subject to earlier termination as hereinafter set forth in Article III, below.  Upon the termination of Executive’s employment for any reason, Executive will be deemed to have resigned all of Executive’s positions with the Company.  Although the foregoing resignations are effective without any further action by

Executive, Executive agrees to execute any documents reasonably requested by the Company to document such actions.

Board Service

.  Executive will serve as Chairman of the Board and for so long as Executive remains Senior Advisor to the Company, Executive will be nominated to serve as the Chairman of the Board.  Executive will be an employee director, and as such, Executive will not receive any additional compensation for serving as a Chairman of the Board or a member of the Board.  Executive is not an officer of the Company.

Article II COMPENSATION AND OTHER BENEFITS
Base Salary

.  During the Employment Term, the Company shall pay Executive in substantially equal monthly or more frequent installments, an annual salary of Two Hundred Seventy Five Thousand Dollars ($275,000) (“Base Salary”), payable in accordance with the normal payroll practices and schedule of the Company.  Base Salary shall not be reduced at any time during the Employment Term, except pursuant to across-the-board base salary reductions affecting all other senior executives of the Company.  The term “Base Salary,” as utilized in this Agreement, shall refer to Base Salary as increased or so decreased.  All amounts in this Agreement are stated prior to deductions for federal and state income and employment tax withholding.

Incentive Compensation

.  During the Employment Term, Executive shall be eligible to participate in annual incentive bonus plans (the “Bonus Plan”) offered by the Company to its senior executives from time-to-time.  The performance metrics for the Bonus Plan and the extent to which such metrics are met, as well as any other material terms, including threshold and maximum levels for annual cash incentive bonuses, shall be determined in the sole discretion of the Board. For fiscal year 2021, Executive’s bonus target shall be one hundred percent (100%) of Executive’s Base Salary and the maximum bonus award shall be up to one hundred fifty percent (150%) of Base Salary.  The amount of bonus for fiscal 2021 shall be contingent upon the Company meeting certain pre-established financial thresholds as previously approved by the Compensation Committee of the Board.  For fiscal years 2022, 2023, 2024 and 2025, Executive’s bonus target shall be fifty percent (50%) of Executive’s Base Salary and the maximum bonus award shall be up to seventy five percent (75%) of Base Salary.  The amount of bonus for fiscal years 2022, 2023, 2024 and 2025 shall be contingent upon the Company meeting certain pre-established financial thresholds to be approved by the Compensation Committee of the Board for the senior officers of the Company.  During the Employment Term, Executive will not be eligible for grants of equity compensation under the Company’s equity incentive plan in effect during the Employment Term.  The bonus for fiscal year 2025 shall be prorated for a partial year of service.

2.3 Other Benefits.
In General

.  During the Employment Term and subject to any limitation on participation provided by applicable law: (i) Executive shall be entitled to participate in all applicable qualified and nonqualified retirement plans, practices, policies and programs of the Company, including without limitation the BeniComp Select Executive

Medical Reimbursement Plan; and (ii) Executive and/or Executive’s family, as the case may be, shall be eligible for all applicable welfare benefit plans, practices, policies and programs provided by the Company, with respect to both (i) and (ii) above, to the same extent as the Chief Executive Officer of the Company, other than Paid Time Off and severance plans, practices, policies and programs.  Nothing herein shall be deemed to limit the Company’s ability to amend, terminate or otherwise change any of the referenced plans, practices, policies and programs at any time, and from time-to-time.  As used herein, “Paid Time Off” means sick days, personal days and vacation days.

(b) Company Office. Executive shall have exclusive use of his existing office at the Company’s headquarters during the Employment Term.
(c) Other. Executive shall be entitled to the reasonable use of the services of an executive assistant employed by the Company during the Employment Term.
Expense Reimbursement

.  The Company shall pay or reimburse Executive for all reasonable out-of-pocket expenses actually incurred by Executive in the course of performing Executive’s duties for the Company in accordance with the Company’s reimbursement policies for senior executives as in effect from time-to-time.  Executive shall keep accurate records and receipts of such expenditures and shall submit such accounts and proof thereof as may from time-to-time be required in accordance with such expense account or reimbursement policies that the Company may establish for its senior executives generally.  The Company’s obligation to pay or reimburse Executive for certain expenses will comply with the requirements set forth in Section 1.409A-3(i)(1)(iv) of the regulations (the “409A Regulations”), promulgated under Section 409A of the Code, including the requirement that the amount of expenses eligible for reimbursement during any calendar year may not affect the expenses eligible for reimbursement in any other taxable year.  Further, reimbursement of eligible expenses shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, as required by Section 1.409A-3(i)(1)(iv) of the 409A Regulations.

Article III TERMINATION
Right to Terminate; Automatic Termination

.  During the Employment Term, Executive’s employment may terminate for any of the reasons set out in paragraphs (a) through (e) hereof.

Termination by Death or Disability

.  Executive’s employment and the Company’s obligations under this Agreement, except as provided in Section 3.2(a), below, shall terminate automatically, effective immediately and without any notice being necessary, upon Executive’s death or a determination of Disability of Executive.  For purposes of this Agreement, “Disability” means the inability of Executive to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, as determined by a physician selected by the Company and Executive.  If the Company and Executive cannot agree on a physician, each party shall select a physician and the two physicians shall select a third who shall make the determination as to whether Executive has a condition that meets the definition of Disability.  Executive shall cooperate with any reasonable efforts to make such determination.  In the event Executive is unable to select a physician, such selection shall be made by Executive’s spouse, and if Executive’s spouse is unable to select a physician, such selection shall be made by Executive’s legal representative.  Any such determination shall be conclusive and binding on the Parties.  Any determination of Disability under this Section 3.1(a) is not intended to alter any benefits any person and/or beneficiary may be entitled to receive under any long-term disability insurance policy carried by either the Company or Executive with respect to Executive, which benefits shall be governed solely by the terms of any such insurance policy.

Termination For Cause

.  The Company may terminate Executive’s employment and all of the Company’s obligations under this Agreement, except as provided in Section 3.2(b), below, at any time for Cause (as defined below) by giving written notice to Executive stating the basis for such termination, effective immediately upon giving such notice or at such other time thereafter as the Company may designate. “Cause” shall mean any of the following: (i) Executive has materially breached this Agreement, any other agreement to which Executive and the Company are parties, or any Company policy, or has materially breached any other obligation or duty owed to the Company pursuant to law or the Company’s policies and procedures manual, including, but not limited to, Executive’s substantial failure or willful refusal to perform Executive’s duties and responsibilities to the Company (other than as a result of Executive’s Death or Disability); (ii) Executive has committed an act of gross negligence, willful misconduct or any violation of law in the performance of Executive’s duties for the Company; (iii) Executive has taken any action substantially likely to result in material discredit to or material loss of business, reputation or goodwill of the Company; (iv) Executive has failed to follow resolutions that have been approved by a majority of the Board concerning the operations or business of the Company; (v) Executive has been convicted of or plead nolo contendere to a felony or other crime, the circumstances of which substantially relate to Executive’s employment duties with the Company; provided however, that upon indictment in any such case, the Executive may, at the Company’s sole discretion, be suspended without pay pending final resolution of the matter; (vi) Executive has misappropriated funds or property of the Company or engaged in any material act of dishonesty; or (vii) Executive has attempted to obtain a personal profit from any transaction in which the Company has an interest, and which constitutes a corporate opportunity of the Company, or which is adverse to the interests of the Company, unless the transaction was approved in writing by the Board after full disclosure of all details relating to such transaction.

Termination by Resignation

.  Executive’s employment and the Company’s obligations under this Agreement shall terminate automatically, except as provided in Section 3.2(b), below, when Executive voluntarily terminates Executive’s employment with the Company other than with Good Reason (as described in Section 3.1(e), below), with ninety (90) days’ prior notice, or at such other earlier time as may be mutually agreed between the Parties following the provision of such notice.

Termination Without Cause

.  The Company may terminate Executive’s employment and all of the Company’s obligations under this Agreement, except as provided in Section 3.2(c), below, at any time and for any reason.  Such termination shall be effective immediately upon the Company providing notice to Executive that Executive is terminated without Cause, or such other time thereafter as the Company shall designate.

Termination By Executive With Good Reason

.  Executive may terminate this Agreement with Good Reason, at which time Executive’s employment and all of the Company’s obligations under this Agreement shall terminate, except as provided in Section 3.2(c).  “Good Reason” shall mean the occurrence of any of the following conditions without Executive’s written consent, provided that Executive shall provide notice to the Company of the existence of the condition within 90 days of the initial existence of such condition, the Company shall have 30 days from the date it receives the notice (the “Cure Period”) within which to cure such condition, and Executive must terminate Executive’s employment within no more than 30 days after the expiration of the Cure Period if the Company does not cure the condition within the Cure Period:  (i) a reduction in Executive’s title such that Executive is no longer Senior Advisor to the Company; (ii) a material reduction in Executive’s then current level of Base Salary, except with the consent of Executive; (iii) a material diminution in Executive’s duties or responsibilities; (iv) a breach by the Company of any material provision of this Agreement; or (v) the relocation of Executive’s office location more than twenty-five (25) miles from Belleville or Mt. Horeb, Wisconsin.

Obligations Upon Termination

.

Termination by Death, Disability

, Termination Without Cause or For Good Reason.  If Executive’s employment is terminated pursuant to Section 3.1(a), (d) or (e), above, or this Agreement is terminated at the end of the Employment Term, Executive or Executive’s estate shall have no further rights against the Company hereunder, except for the right to receive: (i) any unpaid Base Salary with respect to the period prior to the effective date of termination of employment; (ii) all vested benefits to which Executive is entitled under any benefit plans set forth in Section 2.3(a) hereof in accordance with the terms of such plans through the date employment terminates; (ii) reimbursement of expenses to which Executive may be entitled under Section 2.4 hereof; (iv) the rights set forth under Section 11.1 (clauses (i) through (iv) collectively, the “Accrued Obligations”); and (v) provided that Executive, or a representative of Executive’s estate, as the case may be, executes and delivers to the Company an irrevocable release of all employment-related claims against the Company in a form provided to Executive by the Company (and the statutory revocation period for such release has expired), a pro-rated annual incentive bonus payment (based on the number of days worked in that fiscal year) for the fiscal year in which termination occurs based on actual performance-based bonus attainments for such fiscal year, payable in a lump sum.  The pro-rated annual incentive bonus payment shall be made at such time as other participants in the plan receive their payment, or, if later, on the sixtieth (60th) day following the date of Executive’s termination of employment, provided the release requirements have been satisfied by such date.

Section 3.1(b)-(c) Terminations

.  If Executive’s employment is terminated pursuant to Section 3.1(b) or (c), above, Executive shall have no further rights against the Company hereunder, except for the right to receive the Accrued Obligations.  The treatment of Executive’s incentive compensation provided under Section 2.2 hereof shall be governed by the terms of the applicable plan, except as explicitly provided to the contrary pursuant to this Agreement.

Article IV CONFIDENTIALITY
Confidentiality Obligations

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(a) During Employment.  Executive will not, during Executive’s employment with the Company, directly or indirectly use or disclose any Confidential Information or Trade Secrets except in the interest and for the benefit of the Company.

(b) Trade Secrets Post-Employment. After the end, for any reason, of Executive’s employment with the Company, Executive will not directly or indirectly use or disclose any Trade Secrets.

(c) Confidential Information Post-Employment.  For a period of twenty-four (24) months following the end, for any reason, of Executive’s employment with the Company, Executive will not directly or indirectly use or disclose any Confidential Information.

(d) Third Party Information.  Executive further agrees not to use or disclose at any time information received by the Company from others except in accordance with the Company’s contractual or other legal obligations.

4.2 Definitions.
Trade Secret

.  The term “Trade Secret” has that meaning set forth under applicable law.

Confidential Information

.  The term “Confidential Information” means all non-Trade Secret information of, about or related to the Company or provided to the Company by its customers and suppliers that is not known generally to the public or the Company’s competitors.  Confidential Information includes, but is not limited to:  (i) strategic plans, budgets, forecasts, financial information, inventions, product designs and specifications, material specifications, materials sourcing information, product costs, information about products under development, research and development information, production processes, equipment design and layout, customer lists, information about orders from and transactions with customers, sales and marketing information, strategies and plans, pricing information; and (ii) information which is marked or otherwise designated or treated as confidential or proprietary by the Company.

Exclusions

.  Notwithstanding the foregoing, the terms “Confidential Information” and “Trade Secret” do not include, and the obligations set forth in this

Agreement do not apply to, any information which: (i) can be demonstrated by Executive to have been known by Executive prior to Executive’s employment by the Company; (ii) is or becomes generally available to the public through no act or omission of Executive; (iii) is obtained by Executive in good faith from a third party who discloses such information to Executive on a non-confidential basis without violating any obligation of confidentiality or secrecy relating to the information disclosed; or (iv) is independently developed by Executive outside the scope of Executive’s employment without use of Confidential Information or Trade Secrets of the Company.

4.3 Trade Secret Law.  Nothing in this Agreement shall limit or supersede any common law, statutory or other protections of trade secrets where such protections provide the Company with greater rights or protections for a longer duration than provided in this Agreement.  With respect to the disclosure of a Trade Secret and in accordance with 18 U.S.C. § 1833, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Trade Secret that (a) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, provided that, the information is disclosed solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding filed under seal so that it is not disclosed to the public.  Executive is further notified that if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the Company’s Trade Secrets to Executive’s attorney and use the Trade Secret information in the court proceeding, provided that, Executive files any document containing the Trade Secret under seal so that it is not disclosed to the public, and does not disclose the Trade Secret, except pursuant to court order.

Article V NON-COMPETITION
Restrictions on Competition During Employment

.  During the term of Executive’s employment with the Company, Executive shall not directly or indirectly compete against the Company, or directly or indirectly divert or attempt to divert business from the Company anywhere the Company does or is taking steps to do business.

Post-Employment Restricted Services Obligation

.  For a period of two (2) years following the end, for whatever reason, of Executive’s employment with the Company, Executive agrees not to directly or indirectly provide Restricted Services to any Competitor in the Territory.

5.3 Definitions.
Restricted Services

.  The term “Restricted Services” means employment duties and functions of the type provided by Executive to the Company during the twelve (12) month period immediately prior to the end, for whatever reason, of Executive’s employment with the Company.

Competitor

.  The term “Competitor” means Carhartt, Inc., L.L. Bean, Inc., Cabela’s Inc., Lands’ End, Inc., Columbia Sportswear Company, Under Armour, Inc., VF

Corporation, and any and all of their respective affiliates and successors.  In addition, the term “Competitor” shall mean any corporation, partnership, association, or other person or entity that engages in any business which, at any time during the eighteen (18) month period immediately prior to the end, for whatever reason, of Executive’s employment with the Company, and regardless of business format (including, but not limited to, department stores, specialty stores, discount stores, direct marketing, or electronic commerce): (i) marketed, manufactured, or sold men’s or women’s casual wear, work wear, base layer or accessories of the type marketed, manufactured or sold by the Company during the eighteen (18) month period immediately prior to the end of Executive’s employment with the Company; and (ii) had combined annual revenues in excess of $100 million.

Territory

.  The term “Territory” shall mean the United States of America and Canada.

Article VI BUSINESS IDEA RIGHTS
Assignment

.  The Company will own, and Executive hereby assigns to the Company and agrees to assign to the Company, all rights in all Business Ideas which Executive originates or develops whether alone or working with others while Executive is employed by the Company.  All Business Ideas which are or form the basis for copyrightable works are hereby assigned to the Company and/or shall be assigned to the Company or shall be considered “works for hire” as that term is defined by United States Copyright Law.

Definition of Business Ideas

.  The term “Business Ideas” means all ideas, designs, modifications, formulations, specifications, concepts, know-how, trade secrets, discoveries, inventions, data, software, developments and copyrightable works, whether or not patentable or registrable, which Executive originates or develops, either alone or jointly with others while Executive is employed by the Company and which are:  (i) related to any business known to Executive to be engaged in or contemplated by the Company; (ii) originated or developed during Executive’s working hours; or (iii) originated or developed in whole or in part using materials, labor, facilities or equipment furnished by the Company.

Disclosure

.  While employed by the Company, Executive will promptly disclose all Business Ideas to the Company.

Execution of Documentation

.  Executive, at any time during or after the Employment Term, will promptly execute all documents which the Company may reasonably require to perfect its patent, copyright and other rights to such Business Ideas throughout the world.

Article VII NON-SOLICITATION OF EMPLOYEES

7.1 Non-Solicitation of Restricted Persons.  While Executive is employed by the Company, and for a period of two (2) years following the end, for whatever reason, of Executive’s employment with the Company, Executive shall not directly or indirectly solicit any

Restricted Person to provide services to or on behalf of a person or entity in a manner reasonably likely to pose a competitive threat to the Company.

7.2 Restricted Person.  The term “Restricted Person” means an employee of the Company who (a) at the time of the solicitation, is a top-level employee of the Company, has special skills or knowledge important to the Company, or has skills that are difficult for the Company to replace and (b) is an employee with whom Executive had a working relationship or about whom Executive acquired or possessed specialized knowledge, in each case, in connection with Executive’s employment with the Company and during the eighteen (18) month period immediately prior to the end, for whatever reason, of Executive’s employment with the Company.

Article VIII EMPLOYEE DISCLOSURES AND ACKNOWLEDGMENTS
Confidential Information of Others

.  Executive warrants and represents to the Company that Executive is not subject to any employment, consulting or services agreement, or any restrictive covenants or agreements of any type, which would conflict or prohibit Executive from fully carrying out Executive’s duties as described under the terms of this Agreement. Further, Executive warrants and represents to the Company that Executive has not and will not retain or use, for the benefit of the Company, any confidential information, records, trade secrets, or other property of a former employer.

Scope of Restrictions

.  Executive acknowledges that during the course of Executive’s employment with the Company, Executive will gain knowledge of Confidential Information and Trade Secrets of the Company.  Executive acknowledges that the Confidential Information and Trade Secrets of the Company are necessarily shared with Executive on a routine basis in the course of performing Executive’s job duties and that the Company has a legitimate protectable interest in such Confidential Information and Trade Secrets, and in the goodwill and business prospects associated therewith.  Executive acknowledges that the Company does business in all states in the United States and in Canada.  Accordingly, Executive acknowledges that the scope of the restrictions contained in this Agreement are appropriate, necessary and reasonable for the protection of the business, goodwill and property rights of the Company, and that the restrictions imposed will not prevent Executive from earning a living in the event of, and after, the end, for any reason, of Executive’s employment with the Company.

Prospective Employers

.  Executive agrees, during the term of any restriction contained in Articles IV, V, VI, VII, VIII, IX and X of this Agreement, to disclose this Agreement to any entity which offers employment or engagement to Executive.  Executive further agrees that, during the term of any restriction contained in Articles IV, V, VI, VII, VIII, IX and X, the Company may send a copy of this Agreement to, or otherwise make the provisions hereof known to, any person or entity with which Executive seeks to establish a business relationship, including, without limitation, potential employers, joint-venturers, or persons or entities to whom Executive seeks to provide consulting services as an independent contractor.

Third Party Beneficiaries

.  All of the Company’s affiliates, successors and assigns are third party beneficiaries with respect to Executive’s performance of Executive’s duties under this Agreement and the undertakings and covenants contained in this Agreement, and the Company and any such entity, enjoying the benefits thereof, may enforce this Agreement directly against Executive.

Survival

.  The Covenants set forth in Articles IV, V, VI, VII, VIII, IX and X and Section 11.1 of this Agreement shall survive the termination of this Agreement.

Injunctive Relief

.  Executive acknowledges that the services to be rendered by Executive hereunder are of a special, unique, and extraordinary character and, in connection with such services, Executive will have access to Confidential Information and Trade Secrets that are vital to the Company’s business.  Executive consents and agrees that, in the event of the breach or a threatened breach by Executive of any of the provisions of this Agreement, the Company would sustain irreparable harm and that damages at law would not be an adequate remedy for a violation of this Agreement, and, in addition to any other rights or remedies that the Company may have under this Agreement, common or statutory law or otherwise, the Company shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction enforcing this Agreement and/or restraining Executive from committing, threatening to commit, or continuing any violation of this Agreement (in each case without posting a bond or other security), including, but not limited to, restraining Executive from disclosing, using for any purpose, selling, transferring, or otherwise disposing of, in whole or in part, any Confidential Information and/or Trade Secrets.  Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for any breach or threatened breach of any provision of this Agreement, including, but not limited to, the recovery of damages, costs, and fees, including the recovery of any prior severance payments made to Executive.

Consistency With Applicable Law

.  Executive acknowledges and agrees that nothing in this Agreement prohibits Executive from reporting possible violations of law to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of federal, state or local laws or regulations.  Moreover, nothing in this Agreement shall be deemed to require the Company’s prior approval of such communications.

Article IX RETURN OF RECORDS

Upon the end, for any reason, of Executive’s employment with the Company, or upon request by the Company at any time, Executive, within five (5) days after the termination of Executive’s employment or earlier upon the Company’s written request, shall return to the Company all documents, records, information, equipment (including computers, laptops, tablet computers, cell phones and other such equipment (“Electronic Equipment”)) and materials belonging and/or relating to the Company, all passwords and/or access codes related to such equipment and/or materials, and all copies of all such materials (except Executive’s own personnel and wage and benefit materials relating solely to Executive and Executive’s personal Electronic Equipment which is not owned by the Company and except to the extent such documents, records, information, Electronic Equipment, passwords, access codes and materials are used in connection with or pertain to Executive’s role as Chairman of the Board or as a member of the Board).  Upon the end, for any reason, of Executive’s employment with the

Company, or upon request of the Company at any time, Executive further agrees to destroy such records maintained by Executive on Executive’s personally-owned Electronic Equipment, which destruction the Company may reasonably confirm.

Article X NONDISPARAGEMENT

Executive agrees that Executive will not, at any time (whether during or after the Employment Term), publish or communicate to any person or entity any Disparaging (as defined below) remarks, comments or statements concerning the Company and its respective present and former members, partners, directors, officers, shareholders, employees, agents, attorneys, successors and assigns, except as required by law, rule or regulation.  “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity or morality or business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged.

Article XI MISCELLANEOUS
1.1

Indemnification. During the Employment Term and from and after termination of Executive’s employment for any reason, Executive shall be entitled to indemnification to the same extent and on the same terms and conditions as an “Officer” of the Company (as defined in the Company’s Amended and Restated Bylaws (the “Bylaws”)) as set forth in the Bylaws.

Notice

.  Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by electronic mail or prepaid overnight courier to the Parties at the addresses set forth below (or such other address as shall be specified by the Parties by like notice pursuant to this Section 11.2):

To the Company: Duluth Holdings Inc.

201 E. Front Street

Mt. Horeb, WI  53572

Attention:  David S. Homolka

Email:

With a copy to: Godfrey & Kahn, S.C.

833 E. Michigan St., Suite 1800

Milwaukee, WI  53202

Attention: John A. Dickens

Fax:  1-414-273-5198

Email:jadicken@gklaw.com

To Executive: Stephen L. Schlecht

Email:

Such notices and communications shall be deemed given upon personal delivery or receipt at the address or email account of the party stated above or at any other address specified by such party to the other party in writing, except that if delivery is refused or cannot be made for any reason, then such notice shall be deemed given on the third day after it is sent.

Entire Agreement; Amendment; Waiver

.  This Agreement (including any documents referred to herein) sets forth the entire understanding of the Parties hereto with respect to the subject matter contemplated hereby.  Any and all previous agreements and understandings between or among the Parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement, including without limitation the 2015 Employment Agreement.  This Agreement shall not be amended or modified except by a written instrument duly executed by each of the Parties hereto.  Any extension or waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Headings

.  The headings of sections and paragraphs of this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any of its provisions.

Attorneys’ Fees; Expenses

.  Each party hereto shall bear and pay all of the respective fees, expenses and disbursements of their agents, representatives, accountants and counsel incurred in connection with and related to this Agreement.

Waiver of Breach

.  The waiver by either party of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party.

Severability

.  If any court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then such invalidity or unenforceability shall have no effect on the other provisions hereof, which shall remain valid, binding and enforceable and in full force and effect, and, to the extent allowed by law, such invalid or unenforceable provision shall be construed in a manner so as to give the maximum valid and enforceable effect to the intent of the Parties expressed therein.

Governing Law

.  This Agreement shall in all respects be construed according to the laws of the State of Wisconsin, without regard to its conflict of laws principles.

Future Cooperation

.  Executive agrees that, during Executive’s employment and following the termination of Executive’s employment for any reason, Executive will cooperate with requests by the Company to assist in the defense or prosecution of any lawsuits or claims in which the Company, or its officers, directors or employees may be or become involved and in connection with any internal investigation or administrative, regulatory or judicial proceeding, in each case which relates to matters occurring while Executive was employed by the Company, at such times and at such places as shall be mutually convenient for Executive and the Company, taking into account any employment commitments which Executive then has.  Executive shall be compensated by the Company at a rate comparable to that which Executive earned while an employee of the Company or that which Executive is currently earning, whichever is greater.

Compliance with Section 409A of the Code and the 409A Regulations

.  This Agreement, and any ambiguity hereunder, shall be interpreted and administered so that any payments or benefits are either exempt from or avoid taxation under Section 409A of the Code, the 409A Regulations and any authority promulgated thereunder.  Executive acknowledges that the Company has made no representations as to the treatment of the compensation and benefits provided hereunder and the Executive has been advised to obtain Executive’s own tax advice.  Any term used in this Agreement which is defined in Code Section 409A or the 409A Regulations shall have the meaning set forth therein unless otherwise specifically defined herein.  Any obligations under this Agreement that are subject to the requirements of Code Section 409A and arise in connection with Executive’s “termination of employment”, “termination” or other similar references shall only be triggered if the termination of employment or termination qualifies as a “separation from service” within the meaning of Section 1.409A-1(h) of the 409A Regulations.  Each amount or benefit payable pursuant to this Agreement shall be deemed a separate payment for purposes of Section 409A and the 409A Regulations.

Successors

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This Agreement is personal to Executive and shall not be assignable by Executive otherwise than by will or the laws of descent and distribution

.  This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b) This Agreement shall be assignable by the Company without the written consent of Executive and shall inure to the benefit of and be binding upon the Company and its respective successors and assigns.  Upon assignment of this Agreement by the Company, all references to the “Company” shall be deemed to refer to the party to which this Agreement is assigned.

11.17 Acknowledgement of Representation.  Executive and the Company acknowledge that they have had the opportunity to be represented by counsel of their own choosing and, therefore, in the event of a dispute over the meaning of this Agreement or any provisions thereof, neither party shall be entitled to any presumption of correctness in favor of the interpretation advanced by such party or against the interpretation advanced by the other party.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date first written above.

EXECUTIVE:

/s/ Stephen L. Schlecht

Stephen L. Schlecht

DULUTH HOLDINGS INC.:

/s/Samuel M. Sato___________________________

Samuel M. Sato

President and Chief Executive Officer

25274388.6